                                                                     EXHIBIT 5.1

                         [O'MELVENY & MYERS LLP LETTERHEAD]

March 9, 2000                                                    OUR FILE NUMBER
                                                                     412,260-110

International Rectifier Corporation
233 Kansas Street
El Segundo, California 90245

    RE:  REGISTRATION OF SHARES OF COMMON STOCK
       OF INTERNATIONAL RECTIFIER CORPORATION

Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") of International Rectifier Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,437,500 shares of Common Stock, $1.00 par value, of the Company to be offered by the Company (the "Shares").

    In our capacity as your counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

    On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that, when the Board of Directors of the Company, or a duly constituted committee thereof, has taken all necessary corporate action to authorize and approve the issuance of the Shares and upon payment for and delivery of the Shares in accordance with the definitive underwriting agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion in the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                          Respectfully submitted,

                                          O'MELVENY & MYERS LLP